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                                                                    EXHIBIT 99.1
PRESS RELEASE
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CONTACTS:
Robert L. Baumgardner              Mary Ellen Goodall
Little Switzerland, Inc.           Walter Denby
340/776-2010                       D.F. King & Co., Inc.
                                   212/269-5550

FOR IMMEDIATE RELEASE
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                   LITTLE SWITZERLAND ANNOUNCES PROPOSAL FOR
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                       ONE-FOR-FIVE REVERSE STOCK SPLIT
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     ST. THOMAS, U.S. VIRGIN ISLANDS, November 8, 1999 . . . Little Switzerland,
Inc. (NASDAQ:LSVI) announced today that the Company's Board of Directors has approved a one-for-five reverse stock split of the Company's common stock. The Company stated that this stock split is being undertaken in an effort to allow the Company to remain eligible for listing on Nasdaq. Nasdaq previously had informed the Company that it would not remain eligible for trading on Nasdaq unless it could show compliance with the continued listing requirements, including the minimum $1.00 per share bid requirement. As a result, the Company has requested that Nasdaq permit a transfer to Nasdaq's SmallCap Market System. There, however, is no assurance that Nasdaq will permit such transfer or that the Company will be able to maintain compliance with all of the SmallCap continued listing requirements.

     The Board of Directors will submit this reverse stock split proposal to stockholders for approval at the Company's annual meeting of stockholders scheduled for December 21, 1999, with a record date of November 26, 1999. At the annual meeting, Class II Directors will be elected with a term expiring at the 2002 annual meeting.

     This press release contains forward-looking statements with respect to certain events. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

     Little Switzerland, Inc. is a leading specialty retailer of brand name watches, jewelry, crystal, china, fragrances and accessories, operating 21 stores on seven Caribbean islands, and two stores in Alaska cruise ship destinations. The Company's primary market consists of vacationing tourists attracted by free-port pricing, duty-free allowances and a wide variety of high quality merchandise.
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